Exhibit 10.5.1

Approved by the Genomic Health Board of Directors on November 6, 2017

GENOMIC HEALTH, INC.

SEVERANCE PLAN FOR EXECUTIVE MANAGEMENT

INTERNATIONAL VERSION

The Board of Directors of Genomic Health, Inc., a Delaware corporation (the “Company”), has determined that it is in the best interests of the Company and its stockholders to secure the continued services, dedication, and objectivity of certain officers and employees of the Company and its Subsidiaries without concern as to whether such officers or employees might be hindered or distracted by personal uncertainties and risks in connection with a Change of Control.  To encourage the full attention and dedication to the Company by such officers and employees, the Board of Directors of the Company has adopted this Genomic Health, Inc. Severance Plan for Executive Management (the “Plan”).

1.         DEFINITIONS

As used in this Plan, the following terms shall have the respective meanings set forth below:

(a)        “Administrator” means the person(s) designated by the Board as the administrator of this Plan.

(b)        “Base Salary” means the Participant’s annual rate of base salary in effect immediately prior to the Effective Date.

(c)        “Board” means the Board of Directors of the Company.

(d)        “Cause” means (i) the willful and deliberate failure by a Participant to perform his or her duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is not remedied in a reasonable period of time after receipt of written notice from the Board (in the case of Participants who are executive officers of the Company appointed by the Board) or the Company’s Chief Executive Officer (in the case of other Participants) specifying such failure, (ii) willful misconduct by a Participant that is demonstrably and materially injurious to the business or reputation of the Company or any of its subsidiaries, including fraud, embezzlement, misappropriation of funds or a willful and intentional material violation of the Confidential Information and Invention Assignment Agreement between the Company and such Participant, or a comparable agreement between a Subsidiary and such Participant, or (iii) a Participant’s conviction of, or plea of guilty or nolo contendere to, any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved.

(e)        “Change of Control” means the occurrence of any one of the following events:

(i)         A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)       Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)       Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or

(ii)       Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(iii)      The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iv)       The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (e)(i) above, the term “look-back” date shall mean the date 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (e)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a parent or subsidiary of the Company, (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s common stock and (3) Julian C. Baker and Felix J. Baker and investment funds affiliated with Julian C. Baker and Felix J. Baker.

Any other provision of this Section 1(e) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f)        “Code” means the Internal Revenue Code of 1986, as amended.

(g)        “Company” means Genomic Health, Inc., a Delaware corporation, and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law, or otherwise.

(h)        “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law.

(i)         “Effective Date” means the date on which a Change of Control occurs.

(j)         “Equity Award” means an award granted to a Participant under the Equity Plan.

(k)        “Equity Plan” means the Amended and Restated Genomic Health, Inc. 2005 Stock Incentive Plan, as amended from time to time.

(l)         “Good Reason” means the occurrence of any of the following which occurs during the Termination Period without the Participant’s express written consent:

(i)         a substantial diminution in the Participant’s authorities, duties or responsibilities relative to the Participant’s authority, duties or responsibilities in effect immediately prior to the Termination Period other than as a result of disability (provided that for this purpose, for a Participant other than the Chief Executive Officer or Chief Financial Officer, the Participant’s authority, duties and responsibilities will not be deemed to be substantially diminished if following a Change of Control the Participant retains the same authority, duties and responsibilities with respect to the Company business or the business with which such business is operationally merged or subsumed);

(ii)       a material decrease in the Participant’s Base Salary (except for a reduction due to a change of duties as a result of disability or as part of a broad cost-cutting effort);

(iii)      the relocation of the Participant’s principal location of work to a location that is in excess of 50 miles from such location immediately prior to the Termination Period, or

(iv)       the failure of a successor or transferee to assume the Company’s obligations hereunder pursuant to Section 10 of this Agreement.

A Participant’s Qualifying Termination shall not be considered to be for Good Reason unless (A) within ninety (90) days after the initial existence of the applicable event or condition that is purported to give rise to a basis for termination for Good Reason, the Participant provides written notice of the existence of such event or condition to the Company or to the employing Subsidiary, (B) such event or condition is not cured within thirty (30) days after the date of the written notice from the Participant to the Company or employing Subsidiary, provided that the Company or employing Subsidiary, as appropriate, may notify the Participant at any time prior to expiration of the cure period that it will not cure the circumstances, in which case the cure period shall end immediately upon such notification, and (C) the Participant terminates employment no later than thirty (30) days after the expiration of the applicable cure period.

(m)       “Participant” means certain officers and employees of the Company and its Subsidiaries as specified by the Board and set forth in Section 2(a) of the Plan.

(n)        “Plan” means this Genomic Health, Inc. Severance Plan for Executive Management as set forth herein and as amended from time to time.

(o)        “Qualifying Termination” means the termination of a Participant’s employment (i) by the Company or an employing Subsidiary other than for Cause or disability (ii) by a Participant for Good Reason, which termination occurs during a Termination Period (or, if the applicable cure period described in Section 1(l) above expires following the last day of the Termination Period, on or prior to the last day of the expiration of the cure period).

(p)        “Separation Benefit” means the benefits payable in accordance with Section 2(a)(ii)-(iv) of this Plan.

(q)        “Subsidiary” means any legal entity that it is wholly owned, directly or indirectly, by the Company.

(r)        “Termination Period” means the period of time beginning with the execution of a definitive agreement that results in a Change of Control within three months (or, if there is no such definitive agreement, the Effective Date), and ending eighteen months from the Effective Date with respect to such Change of Control.

(s)        “Variable Compensation” means the Participant’s target variable compensation position target for the annual performance period in effect as of the date of the Participant’s Qualifying Termination under the Company’s Executive Cash Bonus Plan or the Corporate Bonus Plan, as amended from time to time, or successor annual variable compensation plan.

2.         PAYMENTS AND BENEFITS UPON TERMINATION OF EMPLOYMENT

(a)        Upon a Qualifying Termination, a Participant shall be entitled to receive:

(i)         All accrued compensation, including (a) all salary, commissions, amounts under accrued Variable Compensation or other plans, accrued but unused vacation or paid time off earned but unused through the date of the Participant’s termination of employment; (b) reimbursement of all business expenses incurred by the Participant in connection with the business of the Company prior to his or her termination of employment within ten (10) business days of submission, within thirty (30) days following the Participant’s termination of employment, of proper expense reports of all expenses; (c) the benefits, if any, under any Company retirement plan, nonqualified deferred compensation plan or stock-based compensation plan or agreement, health benefits plan or other Company benefit plan to which the Participant may be entitled pursuant to the terms of such plans or agreements, payable when provided thereunder.  For these purposes, “accrued variable compensation” means the amount of variable compensation that would have been due to the Participant at end of the reference period for the applicable plan, prorated according to the portion of the reference period that has been completed as of the Termination Date and, if complete actual data are not available, assuming 100% goal attainment.

(ii)       A single lump sum payment equal to the percent of the Participant’s Base Salary and Variable Compensation as shown below.

(iii)      If the Participant is eligible to participate in COBRA, and timely elects to continue Participant’s medical, dental, and visions benefits under COBRA (including, if applicable, continuation of coverage for the Participant’s spouse and dependents), then the Company will pay the entire amount of the monthly premium under COBRA under the Company’s group plans for active employees and their dependents, for the period following termination of employment shown below (“COBRA Premiums”).  At the end of any Company-paid period of COBRA coverage, the Participant may, at the Participant’s own expense, continue COBRA coverage for the remainder of the period for which the Participant is eligible, if applicable.  Any period for which the Participant is entitled to Company-paid COBRA premiums that exceeds the maximum COBRA coverage period will be considered COBRA coverage for purposes of the Plan, and the Participant will be entitled to Company-paid health continuation coverage for the entire period of COBRA Premiums set forth below, provided that the Company-paid COBRA Premiums will stop if the Participant becomes eligible to obtain comparable health care benefits from another employer.  Notwithstanding the foregoing, if the Company’s payment of COBRA Premiums under this Section 2(a)(ii) would violate the nondiscrimination rules or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the "PPACA"), the parties agree to reform this Section 2(a)(ii) in a manner as is necessary to comply with the PPACA, and in compliance with Section 409A of the Code, to the extent applicable.

(iv)       Full vesting and immediate exercisability, if the Equity Award is in the form of an exercisable right, of any Equity Awards held by the Participant on the date of the Qualifying Termination or, if later, the Effective Date.

If the Qualifying Termination is before the Effective Date, and an Equity Award would otherwise have been forfeited upon such termination, the Equity Award shall not be forfeited until it is determined whether the Equity Award is subject to accelerated vesting by reason of the occurrence of a Change of Control within the Termination Period, and the period to exercise an Equity Award that is in the form of an exercisable right and that would become exercisable by reason of the occurrence of such Change of Control shall not expire until three months after the close of such Change of Control (but in no event later than the expiration date of the Equity Award), notwithstanding any contrary provision of the applicable Equity Award agreement otherwise limiting the post-termination exercise period of such Equity Award.

Tier One

Chief Executive Officer	250% of Base Salary
Chief Financial Officer	250% of Variable Compensation
Chief Legal Officer	24 Months of COBRA Premiums
Chief Business & Product	100% Vesting of Equity Awards
Development Officer

Tier Two

Executive Vice Presidents	150% of Base Salary
Senior Vice Presidents	150% of Variable Compensation
Other Chief _____ Officers at same	18 Months of COBRA Premiums
internal level as EVPs and SVPs	100% Vesting of Equity Awards
(other than as named in Tier One)

Tier Three

Vice Presidents	100% of Base Salary
Other Chief _____ Officers at same	100% of Variable Compensation
internal level as VPs	12 Months of COBRA Premiums
100% Vesting of Equity Awards

(b)        The payments provided in Section 2(a)(i) shall be paid immediately upon the Participant’s termination, unless otherwise indicated therein.  The payment of the cash amounts and the provision of the benefits set forth in Sections 2(a)(ii) and 2(a)(iii) are subject to the Participant’s execution, delivery and non-revocation of an effective release of all claims against the Company, its successor or any of its respective affiliates, in a form provided by the Company or an employing Subsidiary (the “Release”) within the sixty (60) day period following the date of the Participant’s Qualifying Termination or, if later, the Change of Control (the “Release Period”).  The Company shall reimburse the Participant for COBRA Premiums paid by the Participant pending the occurrence of the Change of Control (where the Qualifying Termination occurred prior to the Change of Control), or pending the irrevocability of the Release, in a cash lump sum.  The lump sum payment of amounts due a Participant pursuant to Section 2(a)(ii) or, if applicable, the immediately preceding sentence, shall be paid on the first payroll date following the date on which the Release becomes irrevocable, provided, that if the Release Period spans two (2) calendar years, then such payment shall be made on the first payroll date that occurs in the second calendar year.

(c)        Any Separation Benefit a Participant is entitled to hereunder shall be reduced by:

(i)         the amount of any cash payment in the nature of separation allowance, severance pay, or termination indemnity that the Company or  Subsidiary is required to pay to the Participant upon termination of employment pursuant to an employment agreement, the law or any collective bargaining agreement applicable to the Participant’s employment, or pursuant to any other severance program, arrangement or agreement from which the Participant benefits;

(ii)       the amount of any payment in lieu of notice or, to the extent the Participant is excused in writing from his or her obligation to work during any termination notice period required by law, contract, or collective bargaining agreement, the amount of Base Salary paid to the Participant in respect of the period in which he or she is excused from such obligation;

(iii)      For the avoidance of doubt, this Section 2(c) shall not be interpreted to reduce the Separation Benefit payable to a Participant by any unemployment benefits to which the Participant may be entitled.

 In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this plan or any other plan) in violation of Section 409A of the Code and applicable guidance thereunder (“Section 409A”).

(d)        Notwithstanding anything contained in this Plan to the contrary, to the maximum extent permitted by applicable law, amounts payable and benefits provided to a Participant pursuant to Section 2 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals) or any other exception from Section 409A permitted under applicable guidance.  For this purpose each installment or monthly payment or benefit to which Participant is entitled under Section 2 shall be considered a separate and distinct payment.  In addition, for purposes of the Plan, if any amounts or benefits to be paid or provided under the Plan are considered to be nonqualified deferred compensation subject to Section 409A then (i) no such amounts or benefits shall be payable or provided unless the Participant’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) and (ii) if the Participant is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then no amounts or benefits that are nonqualified deferred compensation shall be paid or provided to the Participant until the first day of the seventh month following the Participant’s separation from service or, if earlier, the date of the Participant’s death, to the extent such delayed payment is required to avoid a prohibited distribution under Code Section 409A(a)(2), or any successor provision thereof.  To the extent that any expense reimbursements or the provision of any in-kind benefits under the Plan are determined to be subject to and not exempt from Section 409A, Treasury Regulations section 1.409A-3(i)(1)(iv) shall govern such that:  the amount of any such expenses eligible for reimbursement or the provision of any in-kind benefit in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year (except for any aggregate limitation applicable to medical expenses); in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which such expenses were incurred; and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit or payment.

3.         INDIVIDUAL EMPLOYMENT CONTRACTS.  This Plan is without prejudice to the individual employment contract between a Participant and a Subsidiary.

4.         EQUITY ACCELERATION WITHOUT REGARD TO TERMINATION.  The vesting of Equity Awards that are not assumed or substituted by the successor corporation shall accelerate immediately prior to the closing of the Change of Control.

5.         CONFIDENTIALITY.  The Separation Benefits are expressly conditioned upon Participant’s agreement not to, directly or indirectly, disclose or utilize any trade secrets or confidential information of the Company, and the provision of such Separation Benefits shall immediately cease in the event of the Participant’s violation of the provisions of this Section 4.

6.         WITHHOLDING TAXES.  The Company or employing Subsidiary may withhold from all payments or benefits due hereunder all taxes or social charges which, by applicable federal, national, state, local or other law, it is required to withhold therefrom.

7.         FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE.

(a)        Treatment of Excess Parachute Payments.  In the event that any benefits payable to a Participant pursuant to this Plan (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 6 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Participant’s Payments hereunder shall be either (1) provided to the Participant in full, or (2) provided to the Participant as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.  In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence.  In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this plan or any other plan) in violation of Section 409A.

(b)        Determination of Amounts.  All computations and determinations called for by this Section 6 shall be promptly determined and reported in writing to the Company and the Participant by independent public accountants or other independent advisors selected by the Company and reasonably acceptable to the Participant (the “Accountants”), and all such computations and determinations shall be conclusive and binding upon the Participant and the Company.  For the purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations.  The Company shall bear all fees and expenses charged by the Accountants in connection with such services.

8.         SETTLEMENT OF DISPUTES.  All disputes hereunder shall be settled exclusively by arbitration in the State of California.  Judgment may be entered on the arbitration award in any court having jurisdiction.

9.         TERMINATION OR AMENDMENT OF PLAN.   The Board shall have the right at any time prior to the commencement of a Termination Period, in its sole discretion, to terminate or amend the Plan, which right includes, but is not limited to the right to add any person to the Plan as a Participant or to remove any person from the Plan as a Participant.  In no event shall this Plan be terminated or amended following the commencement of a Termination Period in any manner that would adversely affect the rights or potential rights of a Participant (or his or her dependents) under this Plan with respect to a Change of Control occurring during such Termination Period; provided,  however, that the Board may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

10.       SUCCESSORS.

(a)        This Plan shall not be terminated by any merger, consolidation, share exchange, or similar event involving the Company whereby the Company is or is not the surviving or resulting entity.  In the event of any merger, consolidation, share exchange or similar event, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which the Company’s assets are transferred.

(b)        Concurrently with any merger, consolidation, share exchange or sale, lease or transfer of all or substantially all of its assets, the Company will cause any successor or transferee unconditionally to assume all of the obligations of the Company hereunder.

(c)        This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees.  If a Participant shall die while any amounts are payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s estate.

11.       NO MITIGATION OR OFFSET.  The obligation of the Company or a Subsidiary to provide a

Participant with the Severance Benefits and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or a Subsidiary may have against such Participant or others.  In no event shall a Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not such Participant obtains other employment, except as specifically provided herein.

12.       GOVERNING LAW; LAW VALIDITY.  The interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.

13.       ADMINISTRATION.  The Plan shall be administered by the Administrator.  The Administrator may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.  The Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.  The Plan is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan.  Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof will be borne by the Company.

14.       NOTICES

(a)        General.  For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

if to the Company:

Genomic Health, Inc.

301 Penobscot Drive

Redwood City, CA  94063

if to the Participant, at the home address which the Participant most recently communicated to the Company in writing.

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

(b)        Notice of Termination (Employees of Company).  Any termination by the Company of the Participant’s employment or any resignation by the Participant that is a

Qualifying Termination shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 14(a) above.  Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

(c)        Notice of Termination by Subsidiary (Employees of Subsidiary).

(i)         Any termination by a Subsidiary of a Participant’s employment shall be communicated by a notice of termination in accordance with the employment law governing the employment, including requirements (if any) for providing reasons for the termination.  If the Subsidiary deems the termination not to be a Qualifying Termination, such notice shall in addition indicate the specific termination provision in this Plan relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.  Failure by the Subsidiary to include the information described in the previous sentence does not affect the validity of the termination notice.

(ii)       If a Participant wishes to effect a Qualifying Termination, the Participant shall include in the resignation letter to the employing Subsidiary the specific Good Reason or Good Reasons for the resignation that have been notified to the Company or employing Subsidiary in accordance with Section 1(l) above and not cured, unless the Company or employing Subsidiary has expressly informed the Participant in writing that the Good Reason will not be cured, in which case no further information to the Company or the employing Subsidiary is required.

15.       MISCELLANEOUS.

(a)        The Company shall not be required to fund or otherwise segregate assets to be used for the payment of any benefits under the Plan.  The Company shall make such payments only out of its general corporate funds, and therefore its obligation to make such payments shall be subject to any claims of its other creditors.

(b)        This Plan does not constitute a contract of employment or impose on the Company or an employing Subsidiary any obligation to retain a Participant as an officer or employee (as the case may be), to retain a Participant as a Participant (prior to the commencement of a Termination Period), not change the status of a Participant’s employment, or not to change the policies of the Company or an employing Subsidiary regarding termination of employment.

(c)        No rights of any Participant (or beneficiary) to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by the laws of descent and distribution.  No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such

Participant.

(d)        Unless the Company specifically provides otherwise, any benefits payable under this Plan shall not be taken into account for purposes of determining benefits payable to a Participant under any other benefit plan or program.

(e)        The Company’s and the Subsidiaries’ obligations hereunder shall be subject to all applicable laws, and the Separation Benefit and other benefits payable hereunder may be adjusted to comply with any such laws.

(f)        If any provision of this Plan is determined to be invalid, illegal or unenforceable, the remaining provisions of this Plan will not affect any other provisions hereof, and this Plan will be construed and enforced as if such provisions had not been included.